Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Virpax Pharmaceuticals, Inc. on Form S-3 (No. 333-267790) and Form S-8 (Nos. 333-255481, 333-264767 and 333-267790) of our report dated March 22, 2023, on our audits of the financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 22, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

March 22, 2023